Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) effective as of the 22nd day of August, 2022 to the Employment Agreement, entered into as of December 7, 2021(the “Employment Agreement”), by and between Adial Pharmaceuticals, Inc. (the “Company”) and Cary J. Claiborne (the “Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Employment Agreement.

WHEREAS, Executive was retained under the Employment Agreement by the Corporation to serve as its Chief Operating Officer; and

WHEREAS, in recognition of the hard work and performance by Executive, the Corporation desires to amend the Employment Agreement to, among other things, retain Executive to serve as its Chief Executive Officer.

NOW THEREFORE, for the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.	Amendments.

1.1        The first sentence of Section 2.2. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“During the Term of Employment, the Executive shall be employed as the Company’s Chief Executive Officer, with such duties and responsibilities that are consistent with such position as may be assigned by the Board (excluding the Executive) from time to time.”

1.2        The first sentence of Section 2.3. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“During the Term of Employment, the Executive shall report to the Chief Executive Officer, and the Executive shall diligently and conscientiously devote all of the Executive’s business time, attention, energy, skill and best efforts as necessary to the business and affairs of the Company Group.

1.3        Section 3.1. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“3.1. Base Salary. During the Term of Employment, the Executive shall initially receive a base salary per annum of Four Hundred Fifty Thousand Dollars ($450,000), payable in cash in accordance with the Company’s normal payroll practices as in effect from time to time. During the Term of Employment, the Board may periodically review the Executive’s base salary and the Board (excluding the Executive) may, in its sole discretion, set such base salary to an amount it determines to be appropriate, provided, however, that any reduction will qualify as Good Reason under Section 1.11. The Executive’s base salary, as may be in effect from time to time, is referred to herein as “Base Salary.”

1.4       The first sentence of Section 3.2. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“During the Term of Employment, the Executive shall be eligible to earn an annual performance bonus based on the achievement of the performance goals established by the Board or a committee thereof in its sole discretion, with an annual target bonus opportunity of forty percent (40%) of the Base Salary and the potential to earn a higher bonus for above target performance, with the amount of any such bonus to be determined in the sole discretion of the Board or a committee thereof, in any case, excluding the Executive (the “Annual Bonus”).”

1.5       Section 3.3. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“3.3. Equity Grants. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, and the availability of additional shares for grant under the Company’s 2017 Equity Incentive Plan, as amended (the “Plan”), you will be granted restricted stock units for 1,000,000 shares of the Company’s common stock (the “RSU Award”), pursuant to the terms of the Plan and the Restricted Stock Unit Agreement (collectively, the “RSU Agreement”). If granted, the RSU shall be subject to vesting as follows: two-thirds of the shares subject to the RSU shall vest on and be issued on a pro rata basis over 24 months and the balance shall vest and be issued on a pro rata basis over the following 12 months, provided that on the applicable vesting date you are in the Company’s “Continuous Service” (as defined in the RSU Agreement). The RSU will be governed in full by the terms of the Plan and your individual RSU Agreement. During the Term of Employment, the Executive shall be eligible for additional equity or equity-based awards that may be granted to the Executive at such times, in such amounts and in such manner as the Board (excluding the Executive) may determine in its sole discretion, but, in good faith, taking into account the roles of and responsibilities of Executive relative to industry norms for similar positions. Any such equity or equity-based awards shall be subject to the terms and conditions set forth in the applicable plan and award agreement.”

1.6       Sections 4.2.3. and 4.2.4. of the Employment Agreement are hereby deleted in their entirety and replaced with the following:

“4.2.3. Termination Without Cause or for Good Reason–Not In Connection with a Change of Control. If, during the Term of Employment, the Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Executive for Good Reason, in either case, and such termination is not covered by Section 4.2.4, then the Executive shall be entitled to receive the Accrued Benefits and, subject to Section 4.2.4: (i) the Unpaid Prior Year Bonus, with such amount to be payable in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if no such termination had occurred; (ii) the Annual Bonus for the year in which the Termination Date occurs, but multiplied by a fraction (A) the numerator of which is the number of days in the fiscal year that have transpired through the Termination Date and (B) the denominator of which is the number of days in such fiscal year (to be paid in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if no such termination had occurred); (iii) continuation of the Base Salary as of the Termination Date for twelve (12) months following the Termination Date, with all portions of such Base Salary to be paid in cash in equal installments in accordance with the Company’s normal payroll policies, with the first such payment to be made on the sixtieth (60th) day following the Termination Date and to include a catch-up covering any payroll dates between the Termination Date and the date of the first payment, and (iv) the COBRA Benefit for a period of twelve (12) months following the Termination Date; provided, however, that notwithstanding the foregoing, the COBRA Benefit shall not be provided to the extent that it would result in any fine, penalty or tax on the Company or any of its Affiliates (under Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, or otherwise); provided further, that the COBRA Benefit shall cease earlier if the Executive (or his dependents) become eligible for health coverage under the health plan of another employer. All other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates, other than as set forth in this Section 4.2.3, shall immediately terminate upon the Termination Date.

4.2.4.       Termination Without Cause or for Good Reason – In Connection with a Change of Control. If, during the Term of Employment, the Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Executive for Good Reason, in either case, (A) upon or within 24 months following a Change of Control or (B) within 60 days prior to such Change of Control, then the Executive shall be entitled to receive the Accrued Benefits and, subject to Section 4.2.5: (i) the Unpaid Prior Year Bonus, with such amount to be payable in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if no such termination had occurred; (ii) a lump sum payment equal to two times the sum of Executive’s Base Salary (at the highest rate in effect during the 24 month period commencing on the date of such Change of Control) and the higher of Executive’s target Annual Bonus opportunity and the Annual Bonus paid to Executive with respect to the fiscal year immediately preceding the fiscal year in which such termination occurred, with such payment to be paid in cash on the first payroll date after the effective date of the release (as described in Section 4.2.5) and in all events no later than 70 days after such termination and (iii) a payment equal to 24 times the monthly COBRA premium for Executive and his eligible dependents (at the rate in effect for Executive’s coverage at the time of his termination, regardless of whether Executive elects COBRA coverage), with two-thirds of such payment to be paid in cash on the first payroll date after the effective date of the release (as described in Section 4.2.5) and in all events no later than 70 days after such termination, and with the remaining one-third to be paid according to the same schedule as the COBRA Benefit is provided in clause (iii) of Section 4.2.3 (i.e., in installments over 12 months following the Termination Date). Notwithstanding the foregoing, in the event that a termination described in clause (B) of this Section 4.2.4 occurs, then the payments described in clauses (ii) and (iii) of this Section 4.2.4 shall be paid over the same 12-month period and in the same manner as set forth in clauses (iii) and (iv) of Section 4.2.3, respectively, rather than being paid in a lump sum. In addition, if (and only if), during the Term of Employment, the Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Executive for Good Reason, in either case, upon or within 24 months following a Change of Control, then, to the extent the following will not result in a violation of Section 409A, the Executive shall be entitled to, in addition to the Accrued Benefits and the payments set forth in the foregoing clauses (i) through (iii), and subject to Section 4.2.5, immediate and full accelerated vesting of all equity awards received by Executive from the Company or any of its direct or indirect parent companies that are outstanding as of the Termination Date without regard for the vesting schedule set forth in any applicable plan or agreement governing such equity awards; provided that, any equity awards that are subject to the satisfaction of performance goals shall be deemed earned at not less than target performance; and provided, further, that, with respect to any equity award that is in the form of a stock option or stock appreciation right, the option or stock appreciation right shall remain outstanding and exercisable for 24 months following the Termination Date (but in no event beyond the expiration date of the applicable option or stock appreciation right). All other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates, other than as set forth in this Section 4.2.4, shall immediately terminate upon the Termination Date.

4.2.5.       Release Requirement. Payment and provision of the benefits set forth in Sections 4.2.2, 4.2.3, or 4.2.4 (other than the Accrued Benefits) is subject to the Executive’s (or, as applicable, the Executive’s estate’s or legal representative’s) execution of a general release of claims and covenant not to sue in form and substance satisfactory to the Company, such that such release becomes effective, with all revocation periods having expired unexercised, within sixty (60) days after the Termination Date. Notwithstanding the foregoing, if such sixty (60) day period ends in a calendar year after the calendar year in which the Executive’s employment terminates, then to the extent required by Section 409A, any severance payment set forth in Sections 4.2.2, 4.2.3, or 4.2.4 (other than the Accrued Benefits) that would have been made during the calendar year in which the Executive’s employment terminates instead shall be withheld and paid on the first payroll date in the calendar year after the calendar year in which the Executive’s employment terminates, with all remaining payments to be made as if no such delay had occurred.”

2. Severability. The provisions of this Amendment are severable and if any part of it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3. No Other Amendments; Confirmation. All other terms of the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4. Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

5. Governing Law. This Amendment is made and shall be construed and performed under the laws of the Commonwealth of Virginia without regard to its choice or conflict of law principles and the parties agree to Virginia as the exclusive venue for any disputes arising hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Employment Agreement to be duly executed as of the day and year first above written.

ADIAL PHARMACEUTICALS, INC.

By:	/s/ Joseph Truluck
Name:	Joseph Truluck
Title:	Chief Financial Officer

/s/ Cary J. Claiborne
CARY J. CLAIBORNE